Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vineyard National Bancorp:

We consent to the incorporation by reference in the registration statements (No. 333-18217, No. 333-37040, No. 333-91882, No. 333-91884 and No. 333-130355) on Form S-8 and (No. 333-128015) on Form S-3 of Vineyard National Bancorp and subsidiaries of our report dated May 19, 2008, with respect to the consolidated balance sheets of Vineyard National Bancorp and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Vineyard National Bancorp and subsidiaries.

Our report dated May 19, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following material weaknesses as of December 31, 2007:

•	The Company’s control environment.

•	The Company’s risk assessment process and its policies and procedures to determine the valuation of the loan portfolio were not effective.

•	Ineffective process for the selection and application of accounting and disclosure policies.

•	Inadequate policies and procedures to prevent a breach of information technology security policies by employees.

•	Ineffective policies, procedures and controls for the detection or prevention of unauthorized or potentially fraudulent transactions related to expense reimbursement.

/s/ KPMG LLP
Costa Mesa, California
May 19, 2008